Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101297) and the Registration Statement on Form S-3 originally filed on Form S-1 (No. 333-112727) of DOV Pharmaceutical, Inc. of our report dated March 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K filed on March 15, 2005.

PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 14, 2005